Exhibit 99.1

Contact:	Robert Breuil
(650) 864-7431

AEROGEN, INC. RECEIVES NASDAQ LISTING DETERMINATION; REQUESTS HEARING

Mountain View, CA, May 31, 2005 –Aerogen, Inc. (Nasdaq: AEGN) announced today that it has appealed the May 25, 2005 decision of the Nasdaq Listing Qualifications Staff to delist its common stock from The Nasdaq SmallCap Market by filing a request for a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”).  The Company's stock will continue to be listed on The Nasdaq SmallCap Market until the hearing has been held and the Panel has issued a decision. A hearing date has not yet been set, but Nasdaq rules require that the hearing be held within the next 45 days.

As previously reported on a Form 8-K filed with the Securities and Exchange Commission on April 25, 2005, the Company received a letter from The Nasdaq Stock Market (“Nasdaq”) on April 19, 2005, informing the Company that it does not comply with Marketplace Rule 4310(c)(2)(B) for continued listing on The Nasdaq SmallCap Market, which requires the Company to have a minimum of $2,500,000 in stockholders’ equity, or $35,000,000 market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The Nasdaq letter referred to the Company’s stockholders’ equity deficit of $(7,149,000) as of December 31, 2004 as the basis for its conclusion.

On May 13, 2005, at Nasdaq’s request, the Company provided the Nasdaq staff with its plan to achieve and sustain compliance with the stockholders’ equity requirement for continued listing on The Nasdaq SmallCap Market.  On May 25, 2005, the Company received a letter from Nasdaq notifying it that, based on the staff’s review of the plan the Company submitted on May 13, 2005, they had determined that the Company did not provide a definitive plan evidencing its ability to achieve compliance with the shareholders’ equity requirement in the near term.  Accordingly, the Nasdaq letter advised that the Company's common stock would be delisted from The Nasdaq SmallCap Market at the open of business on June 3, 2005, unless the Company requested a hearing before a Panel. The Company filed its appeal today and the delisting has therefore been stayed pending the Company’s hearing before the Panel and the issuance of the Panel’s decision.  There can be no assurance that the Panel will grant the Company’s request for continued listing.

Aerogen, a specialty pharmaceutical company, develops products based on its OnQ Aerosol Generator technology to improve the treatment of respiratory disorders in the acute care setting.  Aerogen has presented the results of its first Phase 2 clinical study evaluating delivery of aerosolized amikacin for the treatment of ventilator-associated pneumonia; an additional Phase 2 study is currently underway.  Following amikacin, additional drug products targeting improved respiratory therapy in the acute care setting are in the feasibility and pre-clinical stages of development.  Aerogen’s Aeroneb Professional Nebulizer System is marketed world-wide for use in hospitals.  Aerogen’s Aeroneb Go Nebulizer for home use is currently marketed in the U.S., Japan and certain European countries.  Aerogen also has development collaborations with pharmaceutical and biotechnology companies for use of its technology in the delivery of novel compounds that treat respiratory and other disorders.  Aerogen is headquartered in Mountain View, California, with a campus in Galway, Ireland. For more information, visit www.aerogen.com.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of Aerogen's control and other uncertainties, and are subject to various risk factors that could cause Aerogen's actual results to differ materially from those expressed in any forward-looking statement.  The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in Aerogen's reports and other filings with the U.S. Securities and Exchange Commission, including Aerogen’s Annual Report on Form 10-K/A for the year ended December 31, 2004, filed with the Securities and Exchange Commission ("SEC") on April 19, 2005, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 13, 2005. Aerogen does not undertake any obligation to update forward-looking statements.

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